Exhibit  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-58684, 333-45638, 333-66065, 333-72288, 333-81430, 333-103639, 333-115076 and 333-132532 of Restoration Hardware Inc. and subsidiaries on Form S-8 and Registration Statement No. 333-70624 on Form S-3 of our report dated April 11, 2006 relating to the Consolidated Financial Statements of Restoration Hardware, Inc. and subsidiaries and managements’ report on internal control over financial reporting, appearing in this annual report on Form 10-K of Restoration Hardware Inc. and subsidiaries for the fiscal year ended January 28, 2006.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
April 11, 2006